Exhibit 99.1

Kubient Receives Nasdaq Notice Regarding Late Form 10-Q Filing

NEW YORK, August 28, 2023 – Kubient, Inc. (NasdaqCM: KBNT, KBNTW) (“Kubient '' or the “Company”), a cloud-based software platform for digital advertising, announced today that on August 22, 2023 it received a notice (“Notice”) from the Listing Qualifications Staff of The Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because it failed to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission.

On August 15, 2023, the Company filed a Notification of Late Filing on Form 12b-25, indicating, among other things, that the filing of the Form 10-Q would be delayed principally due to the Company’s auditor having not completed their review of the Form 10-Q for the period ended June 30, 2023.

Under Nasdaq rules, the Company has 60 calendar days, or until October 21, 2023, to submit a plan to regain compliance with Nasdaq rules. If Nasdaq accepts the Company’s plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until February 20, 2024, to regain compliance.

About Kubient
Kubient is a technology company with a mission to transform the digital advertising industry to audience-based marketing. Kubient’s next generation cloud-based infrastructure enables efficient marketplace liquidity for buyers and sellers of digital advertising. The Kubient Audience Marketplace is a flexible open marketplace for advertisers and publishers to reach, monetize and connect their audiences. The Company’s platform provides a transparent programmatic environment with proprietary artificial intelligence-powered pre-bid ad fraud prevention, and proprietary real-time bidding (RTB) marketplace automation for the digital out of home industry. The Audience Marketplace is the solution for brands and publishers that demand transparency and the ability to reach audiences across all channels and ad formats. For additional information, please visit https://kubient.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Kubient Investor Relations
Gateway Investor Relations
Matt Glover and John Yi
T: 1-949-574-3860
Kubient@gatewayir.com